Exhibit 2.9

AMENDMENT NO. 1 TO THE

AGREEMENT OF LIMITED PARTNERSHIP OF

WELLINGTON PROPERTIES INVESTMENTS, L.P.

by and among

STONEHAVEN REALTY TRUST
(f.k.a. Wellington Properties Trust)

and

THE LIMITED PARTNERS NAMED THEREIN

Dated as of                 , 2003

AMENDMENT NO. 1
to
AGREEMENT OF LIMITED PARTNERSHIP

This AMENDMENT NO. 1 TO AGREEMENT OF LIMITED PARTNERSHIP (this “Amendment”) is made and entered into as of the        day of             , 2003, and hereby amends the Agreement of Limited Partnership of Wellington Properties Investments, L.P., dated August 31, 1998, by and among Stonehaven Realty Trust (f.k.a. Wellington Properties Trust), a Maryland real estate investment trust, and the Persons identified on Exhibit A thereto (the “Partnership Agreement”).

RECITALS

WHEREAS, the parties to this Amendment are all of the parties to the Partnership Agreement and the only Persons necessary to effect this Amendment;

WHEREAS, the parties to this Amendment desire to amend certain provisions of the Partnership Agreement as set forth herein; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Partnership Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:

1.                                       Article I of the Partnership Agreement is hereby amended to add the following defined terms and definitions:

“Closing Date” has the meaning set forth in Section 11.2.C.(i).

“Excess Cash” has the meaning set forth in Section 7.11.D.

“Fair Market Value” has the meaning set forth in Section 11.2.C.(iv).

“Management Agreement” means that certain Management Agreement, entered into as of February 29, 2000, by and between Wellington Properties Investments, L.P., Stonehaven Realty Trust and Hoyt Properties, Inc.

“Option” has the meaning set forth in Section 11.2.C.(i).

“Optionees” means the individuals identified in Section 11.2.C.(i).

“Properties” means the parcels and tracts of real property identified on Exhibit H.

 “Purchase Price” has the meaning set forth in Section 11.2.C.(i).

“Put Closing Date” has the meaning set forth in Section 11.2 (ii).

“Termination Date” has the meaning set forth in Section 11.2.C.(i).

2.                                       Section 7.11 of the Partnership Agreement is hereby amended to add the following subsections C and D:

“C.  Covenants of the General Partner”  Until (a) the Termination Date, (b) the Closing Date or (c) the Put Closing Date occurs, the General Partner shall carry on the business of the Partnership in the usual, regular and ordinary course, in substantially the same manner as previously conducted and consistent with preserving and advancing the assets, revenues and results of operation of the Partnership, and use its reasonable efforts to preserve intact the Partnership’s present business organization and relationships with others having business dealings with the Partnership.  Except as contemplated by Section 11.2, until (a) the Termination Date, (b) the Closing Date or (c) the Put Closing Date occurs, the General Partner shall refrain from engaging in the following without the express prior written consent of the Optionees, which consent shall not be unreasonably withheld:

(i)                                     dispose of, mortgage, pledge, encumber, hypothecate or exchange any of the Properties;

(ii)                                  grant any conversion, option, privilege or subscription right or other right in connection with the Properties;

(iii)                               do anything not in the ordinary course of business in connection with the Properties;

(iv)                              amend or breach the Management Agreement;

(v)                                 sell, transfer or assign any of its Units or issue any new Units of the Partnership;

(vi)                              fail to timely pay any uncontested indebtedness, liability, taxes or similar payments relating to the Properties;

(vii)                           amend, breach or terminate this Agreement; or

(viii)                        otherwise take any action that is reasonably likely to diminish the value of the Properties.

(ix)                                transfer of any cash from the Properties (or their accounts maintained by Hoyt Properties, Inc.) to General Partner or others.

“D.                              Operation of the Properties”  Notwithstanding anything to the contrary in the Partnership Agreement or the Management Agreement, until (a) the Termination Date, (b) the

Closing Date or (c) the Put Closing Date, all cash generated from the operations of the Properties shall be used first to satisfy the debts, liabilities and obligations arising from or in connection with the operation and maintenance of the Properties (the “Property Expenditures”), and then for the operating business of Stonehaven Realty Trust.

3.                                     Section 7.12 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“Section 7.12                      Loans by Third Parties.

Notwithstanding anything in this Agreement to the contrary, the Partnership may incur Debt, or enter into credit or lending arrangements, guarantees, financing or refinancing arrangements, for the purpose of acquiring the Properties, with any Person that is not a General Partner (subject to Section 7.5.C) upon such terms as the General Partner determines appropriate; provided that, the Partnership shall not incur any Debt that is recourse to the General Partner, except to the extent otherwise agreed to by such General Partner in its sole discretion, and provided, further, that the General Partner shall in all cases obtain the prior written approval of the Optionees to the incurrence of such Debt, which approval will not be unreasonably withheld.  The partnership shall exercise its Option to Purchase the General Partner’s Interest at the same time as the General Partner approves of the Optionees incurring such Debt.”

4.                                       Section 11.2 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

Section 11.2                            Transfers of Units of the General Partner.

“A. Limitation on General Partnership Transfers. Except for transfers of Units to the Partnership as provided in Section 7.5 or Section 8.6, the General Partner may not transfer any Units owned thereby, except in connection with a transaction described in Section 11.2.B or Section 11.2.C or as otherwise expressly permitted under this Agreement, nor shall the General Partner withdraw as a General Partner except in connection with a transaction described in Section 11.2.B or 11.2.C.

“B. Termination Transactions.  The General Partner shall not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of its assets or any reclassification, recapitalization or change of outstanding Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination as described in the definition of “Conversion Factor”) (“Termination Transaction”), unless the Termination Transaction has been approved by the General Partner, and in connection with which all Limited Partners either will receive or will have the right to elect to receive, for each Unit, an amount of cash, securities or other property equal to the product of the Conversion Factor multiplied by the greatest amount of cash, securities or other property paid to a holder of the number of Shares corresponding to such Unit (after giving effect to the Conversion Right, where applicable) in consideration of one such Share at any time during the period from and after the date on which the Termination Transaction is consummated; provided that if, in connection with the Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding Shares, each holder of Units shall receive, or shall have the right to elect to receive without any right of consent set forth above in this subsection B, the greatest amount of cash, securities or other property which such holder would have received had it exercised the Redemption Right and received Shares in exchange for its Units (after giving effect to the Conversion Right, where applicable) immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer.  Each Limited Partner holding Preferred Units shall have the immediate right to exercise the Conversion Right in the event of a Termination Transaction.

“C.  Option to Purchase General Partner’s Interest.

(i)                                     The General Partner hereby grants to Hoyt Properties, Inc. and WLPT Funding LLC (each, an “Optionee” and collectively, the “Optionees”) the exclusive option (the “Option”) to purchase all of the Units held by the General Partner.  The Option is irrevocable until, and may be exercised at any time after September 30, 2003 and before, March 31, 2004 (the “Termination Date”).  The Option shall be exercisable by the Optionees by delivering to the General Partner a completed and fully executed Option Exercise Notice (in the form attached hereto as Exhibit F), not less than thirty (30) business days prior to the Termination Date.  The consummation of the purchase of the Units held by the General Partner shall occur within thirty (30) business days of receipt of the Option Exercise Notice by the General Partner (the “Closing Date”).

(ii)                                  If the Optionees do not exercise the Option and the General Partner has not materially breached any of its representations, warranties or covenants contained in the Partnership Agreement since the      day of         , 2003,  the General Partner will have the right, for thirty (30) days after the Termination Date, to put the Option to the Optionees by executing and delivering to the Optionees the Put Notice (in the form attached hereto as Exhibit G), at which time the Optionees shall purchase all of the General Partner’s Units (the “Put Closing Date”).

(iii)                               The purchase price payable by the Optionees to the General Partner for the Units shall be an amount equal to ninety-two and nine-tenths percent (92.9%) of the difference between (a) $8,275,000, based on the appraisal reports dated January 8, 2003 prepared by Shenehon Company and approved by the independent trustees of Stonehaven’s existing board of trustees, and (b) the principal amount of the outstanding mortgage balances encumbering the Properties as of the Closing Date or the Put Closing Date, as applicable (the “Purchase Price”), however, in no case will the mortgage balances be greater than $6,443,075.

(iv)                              The Purchase Price shall be payable in cash or in cash and Shares owned by the Optionees (valued at the Fair Market Value of such Shares) at the option of the Optionees, provided, however, that at least 50% of the Purchase

Price shall be paid in cash.  “Fair Market Value” means the amount per Share equal to the average closing price for the thirty (30) calendar days immediately preceding the Closing Date, provided however, that the Fair Market Value shall not be less than $0.151 per common share equivalent of the Shares.  In addition, General Partner will accept shares of Class A Preferred Stock based on a conversion ratio of one share of RPPA equal to 22.881 shares of common stock.  All cash received by the Properties for tenant security deposits will be paid to the General Partner on the Closing Date or Put Closing Date, as applicable.

(v)                                 The Purchase Price shall be subject to nine-two and nine-tenths percent (92.9%) of the following credits and adjustments:

(a)                                  Any rents, prepaid items, mortgage interest expense and other applicable items with respect to the Properties shall be prorated as of the date the sale of the General Partner’s Units is consummated.

(b)                                 Ad valorem, real and tangible personal property taxes with respect to the Properties for the calendar year in which the sale of the General Partner’s Units is consummated shall be prorated between the General Partner and the Optionees as of the date the sale of the General Partner’s Units is consummated on the basis of no applicable discount.  If the amount of such taxes with respect to the Properties for the calendar year in which the sale of the General Partner’s Units is consummated has not been determined as of the date the sale of the General Partner’s Units is consummated, then the taxes with respect to the Properties for the preceding calendar year, on the basis of no applicable discount, shall be used to calculate such prorations, with known changes in valuation or millage applied.  The prorated taxes shall be an adjustment to the Purchase Price.  If the actual amount of any such taxes varies by more than $5,000 from estimates used at the time the sale of the General Partner’s Units is consummated to prorate such taxes, then the General Partner and the Optionees shall re-prorate such taxes within ten (10) days following a request based on the actual amount of the tax bill.

(c)                                  The amount of cash held on behalf of the Properties, including without limitation, in operating accounts, escrow accounts, and reserve accounts, as of the Closing Date or Put Date, as applicable, shall be a separate proration credit paid to the General Partner in cash only, which will be distributed to the General Partner on a tax-free basis.

(vi)                              The General Partner and Optionees shall each bear their own costs and expenses in connection with the Optionees acquiring the General Partners’ Units and the Properties.  The Optionees, jointly and severally, and the General Partner agree to indemnify one another and hold one another harmless from any and all claims for their respective costs or expenses arising in connection with the Optionee’s acquisition of the General Partners’ Units and the Properties.

(vii)                           On the Closing Date or Put Closing Date, as applicable, the Optionees shall deliver to the General Partner the Purchase Price by cash, check or wire transfer, and if applicable, certificates representing the Shares together with a duly exercised assignment or assignments in proper form to transfer to the General Partner the Shares, against delivery by the General Partner to the Optionees of (A) certificates representing the Units, together with a duly exercised assignment or assignments in proper form to transfer to the Optionees the Units so acquired and (B) a written resignation of the General Partner as general Partner, effective at such closing. Upon the consummation of any sale pursuant to this Section 11.2.C, the Optionees will become the General Partner under the partnership Agreement.

(viii)                        The General Partner represents and warrants that (i) subject to any required Limited Partner or shareholder approval which the General Partner undertakes to obtain, the General Partner has and will have the right to grant the Option, to transfer to the Optionees all of the General Partner’s Units and all of the General Partner’s interests in this Agreement, free and clear of any lien, claim, encumbrance or restriction of any type or nature whatsoever (other than restrictions on resale that may arise under applicable federal and state securities laws); (ii) the General Partner’s Units are not and will not be subject to any right of first refusal, right of repurchase or any similar right granted to, or retained by, the Partnership, any Limited Partner of the Company or any other person; (iii) there is no provision of any existing agreement, and the General Partner will not enter into an agreement, by which the General Partner is or would be bound (or to which the General Partner is or would become subject) that conflicts or would conflict with this Section 11.2.C or the performance of the General Partner’s obligations under this Section 11.2.C; (iv) If physical certificates exist, the General Partner agrees to place a legend on the Units referencing this Section 11.2.C, and the restriction on transfer of the Units; and (v) upon the reasonable request of the Optionees, the General Partner will prepare, execute and deliver any further instruments and do any further acts that may be necessary to carry out more effectively the purpose of this Section 11.2.C.”

5.                                       The Partnership Agreement is hereby amended by adding the attached Exhibit F, Exhibit G and Exhibit H.

6.                                       Each of the parties hereto represents and warrants to the other parties hereto that the execution, delivery and performance of this Amendment have been duly authorized by all necessary corporate action and that this Amendment constitutes the valid and binding obligations of each such party, enforceable against such party in accordance with its terms.  The parties further represent and warrant that the Management Agreement is currently in full force and effect.

7.                                       Except as expressly amended hereby, the Partnership Agreement is hereby ratified and confirmed by the applicable parties hereto and shall remain in full force and effect.

8.                                       This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to applicable principles of conflicts of law.  This Amendment may be executed by facsimile signature and in one or more counterparts, all of which, when executed and delivered, shall be considered one and the same agreement.

9.                                       In all other respects, the provisions of the Partnership Agreement shall remain in full force and effect and the Partnership Agreement shall continue in existence as amended hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective officers duly authorized, all as of the date first above written.

STONEHAVEN REALTY TRUST, a Maryland real estate investment trust, as General Partner

By
Name:
Title:

WLPT FUNDING LLC

By
Name:
Title:

LAMBERT EQUITIES

By
Name:
Title:

Steven Hoyt

Gary Lally

EXHIBIT F

OPTION EXERCISE NOTICE

[Date]

1.                                       Exercise of Option.  Effective as of the above date, the undersigned hereby exercises [his/its/their] option to purchase all of the Units owned by the General Partner of Wellington Properties Investments, L.P. pursuant to the Partnership Agreement, dated August 31, 1998, between the Partnership and the other persons named therein, as amended on                      , 2003 (the “Agreement”).  Capitalized words used but not defined herein have the meanings given to them in the Agreement, as amended.

2.                                       Purchase Price.  The Purchase Price for the Units is an aggregate of $                   payable in                    Shares of [Common and/or Preferred Stock of Stonehaven Realty Trust] valued at a Fair Market Value of $         per Share, and $                   payable in cash to the General Partner.

3.                                       Closing Date.  The Closing Date will occur on                           , 200   .

Submitted by:

[OPTIONEE]

EXHIBIT G

PUT NOTICE

[Date]

1.                                       Put Notice.  Effective as of the above date, the undersigned hereby exercises its right to force the sale of all of the Units owned by the General Partner of Wellington Properties Investments, L.P. to [Optionee] pursuant to the Partnership Agreement, dated August 31, 1998, between the Partnership and the other persons named therein, as amended on                        , 2003 (the “Agreement”).  Capitalized words used but not defined herein have the meanings given to them in the Agreement, as amended.

2.                                       Representations, Warranties and Covenants.  The undersigned hereby certifies that the General Partner has not breached any of its representations, warranties or covenants to [Optionee].

3.                                       Closing Date.  The Closing Date will occur on                          , 200   .

Submitted by:

STONEHAVEN REALTY TRUST, a Maryland real estate investment trust

By:
Name:
Title:

EXHIBIT H

THE PROPERTIES

NICOLLET BUSINESS CAMPUS VI

Plymouth Technology Park Buildings i, ii, & III